Exhibit (g)(1)
Custodian and Investment Accounting Agreement
     This Agreement, made this 28th day of March, 2008, between Allianz Multi-Strategy Funds, a business trust organized and existing under the laws of Massachusetts (the “Trust”), and State Street Bank and Trust Company, a Massachusetts trust company (the “State Street”),
     WHEREAS, the Trust desires to appoint State Street as custodian of the assets of the Trust’s investment portfolio or portfolios listed on Schedule A attached hereto and incorporated herein by reference (each a “Portfolio”, and collectively the “Portfolios”) and as the Trust’s agent to perform certain investment accounting and recordkeeping functions; and
     WHEREAS, State Street is willing to accept such appointment on the terms and conditions hereinafter set forth;
     NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:
Section 1 Appointment of State Street as Custodian and Recordkeeper. The Trust hereby appoints State Street as custodian of the assets of the Portfolios consisting of securities that the Trust desires to be held in places within the United States (“domestic securities”) and securities it desires to be held outside the United States (“foreign securities”). The Trust agrees to deliver to State Street all securities and cash owned by the Portfolios, and all payments of income, payments of principal or capital distributions received by the Trust with respect to all securities owned by the Portfolios from time to time, and the cash consideration received by it for such new or treasury shares of beneficial interest of the Portfolios (‘Shares”) as may be issued or sold from time to time. State Street shall not be responsible for any property of the Portfolios which is not received by it or which is delivered out in accordance with Proper Instructions including, without limitation, Portfolio property (i) held by brokers, private bankers or other entities on behalf of the Portfolios (each a “Local Agent”), (ii) held by Special Sub-Custodians (as such term is defined in Section 7 hereof), (iii) held by entities which have advanced monies to or on behalf of the Portfolios and which have received Portfolio property as security for such advance(s) (each a “Pledgee”), or (iv) delivered or otherwise removed from the custody of State Street pursuant to Special Instructions (as such term is defined in Section 7 hereof). With respect to uncertificated shares (the “Underlying Shares”) of registered “investment companies” (as defined in Section 3(a)(l) of the Investment Company Act of 1940, as amended (the “1940 Act”)), whether in the same “group of investment companies” (as defined in Section 12(d)(l)(G)(ii) of the 1940 Act) or otherwise, including pursuant to Section 12(d)(l)(F) of the 1940 Act (hereinafter sometimes referred to as the “Underlying Portfolios”) the holding of confirmation statements that identify the shares as being recorded in State Street’s name on behalf of the Trust will be deemed custody for purposes hereof.
Upon receipt of Proper Instructions, State Street shall on behalf of the Trust from time to time appoint one or more sub-custodians located in the United States, but only in accordance with an applicable vote by the Board of Trustees of the Trust (the “Board”). State Street may appoint as sub-custodian for Trust’s foreign securities the foreign banking institutions and foreign securities depositories designated in Schedules A and B hereto, but only in accordance with the applicable provisions of Sections 4 and 5. State Street shall have no more or less responsibility or liability to the Trust on account of any actions or omissions of any sub-custodian so appointed than any such sub-custodian has to State Street.
The Trust hereby appoints State Street to perform certain investment accounting and recordkeeping functions relating to portfolio transactions required of a duly registered investment company under Rule 31a of the 1940 Act and to calculate the net asset value of the Portfolios in accordance with the provisions of Section 10 hereof.
Section 2 Duties of State Street with Respect to Property of the Trust Held in the United States
     Section 2.1 Holding Securities. State Street shall hold and physically segregate for the account of the Portfolios all non-cash property, to be held by it in the United States, including all domestic securities owned by the Portfolios other than (a) securities which are maintained pursuant to Section 2.8 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury (each, a “U.S. Securities System”) and (b) Underlying Shares owned by each Portfolio which are maintained pursuant to Section 2.10 hereof in an account with State Street Bank and Trust Company or such other entity which may from time to time act as a transfer agent for the Underlying Portfolios and with respect to which State Street is provided with Proper Instructions (the “Underlying Transfer Agent”).
     Section 2.2 Delivery of Securities. State Street shall release and deliver domestic securities owned by the Portfolios held by State Street or in a U.S. Securities System account of State Street (“U.S. Securities System Account”) or in an account at the Underlying Transfer Agent, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:
1)	Upon sale of such securities for the account of the Portfolios and receipt of payment therefor;

2)	Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Portfolios;

3)	In the case of a sale effected through a U.S. Securities System, in accordance with the provisions of Section 2.8 hereof;

4)	To the depository agent in connection with tender or other similar offers for securities of the Portfolios;

5)	To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to State Street;

6)	To the issuer thereof, or its agent, for transfer into the name of the applicable Portfolio or into the name of any nominee or nominees of State Street or into the name or nominee name of any agent appointed pursuant to Section 2.7 or into the name or nominee name of any sub-custodian appointed pursuant to Section 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to State Street;

7)	Upon the sale of such securities for the account of the applicable Portfolio, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, State Street shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from State Street’s own negligence or willful misconduct;

8)	For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to State Street;

9)	In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to State Street;

10)	For delivery in connection with any loans of securities made by the Portfolios (a) against receipt of collateral, except that in connection with any loans for which collateral is to be credited to the U.S. Securities System Account, State Street will not be held liable or responsible for the delivery of securities owned by the applicable Portfolio prior to the receipt of such collateral or (b) to the lending agent, or the lending agent’s custodian, in accordance with written Proper Instructions (which may not provide for the receipt by State Street of collateral therefor) agreed upon from time to time by State Street and the Trust;

11)	For delivery as security in connection with any borrowing by the Portfolios requiring a pledge of assets by the applicable Portfolio, but only against receipt of amounts borrowed;

12)	For delivery in accordance with the provisions of any agreement among the Trust, State Street and a broker-dealer registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and a member of The Financial Industry Regulatory Authority, Inc. (“FINRA”), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolios;

13)	For delivery in accordance with the provisions of any agreement among the Trust, State Street, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission (“CFTC”) and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Portfolios;

14)	Upon the sale or other delivery of such investments (including, without limitation, to one or more (a) Special Sub-Custodians or (b) additional custodians appointed by a Portfolio, and communicated to State Street from time to time via a writing duly executed by an authorized officer of such Portfolio, for the purpose of engaging in repurchase agreement transaction(s), each a “Repo Custodian”), and prior to receipt of payment therefor, only as set forth in written Proper Instructions (such delivery in advance of payment, along with payment in advance of delivery made in accordance with Section 2.6(7), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall set forth (a) the securities of the applicable Portfolio to be delivered and (b) the person(s) to whom delivery of such securities shall be made;

15)	Upon receipt of instructions from the transfer agent for the Portfolios (the “Transfer Agent”) for delivery to such Transfer Agent or to the holders of Shares in connection with distributions in kind, as may be described from time to time in the applicable Portfolio’s currently effective prospectus and statement of additional information (the “Prospectus”), in satisfaction of requests by holders of Shares for repurchase or redemption; and

16)	In the case of a sale processed through the Underlying Transfer Agent or Underlying Shares, in accordance with Section 2.10 hereof;

17)	For delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Trust on behalf of a Portfolio; and

18)	For any other purpose, but only upon receipt of Proper Instructions specifying the securities of the applicable Portfolio to be delivered and naming the person or persons to whom delivery of such securities shall be made.
     Section 2.3 Registration of Securities. Domestic securities held by State Street (other than bearer securities) shall be registered in the name of the Trust or in the name of any nominee of the Trust or of any nominee of State Street which nominee shall be assigned exclusively to the Trust, unless the Trust has authorized in writing the appointment of a nominee to be used in common with other registered investment companies having the same investment adviser as the Trust, or in the name or nominee name of any agent appointed pursuant to Section 2.7 or in the name or nominee name of any sub-custodian appointed pursuant to Section 1. All securities accepted by State Street on behalf of the Trust under the terms of this Agreement shall be in “street name” or other good delivery form, provided that State Street will hold all such assets in an account of State Street as custodian containing only assets of the Trust or only assets held by State Street as fiduciary or custodian for its customers; provided, further that State Street’s records will at all times indicate the Trust or the customer for which such assets are held and their respective interest therein. If, however, the Trust directs State Street to maintain securities in “street name”, State Street shall utilize its best efforts only to timely collect income due the Trust on such securities and to notify the Trust on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers and declaration, record and payment dates of any dividend.

     Section 2.4 Bank Accounts. State Street shall open and maintain a separate bank account or accounts in the United States in the name of the Trust, subject only to draft or order by State Street acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Trust, other than cash maintained by the Trust in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act. Monies held by State Street for the Trust may be deposited by it to its credit as custodian in the banking department of State Street or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company and the monies to be deposited with each such bank or trust company shall be approved by vote of a majority of the Board. Such monies shall be deposited by State Street in its capacity as custodian and shall be withdrawable by State Street only in that capacity.
     Section 2.5 Collection of Income. Except with respect to Portfolio property released and delivered pursuant to Section 2.2(14) or purchased pursuant to Section 2.6(7), and subject to the provisions of Section 2.3, State Street shall collect on a timely basis all income and other payments with respect to registered domestic securities held hereunder to which the Portfolios shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, such securities are held by State Street or its agent thereof and shall credit such income, as collected, to the applicable Portfolio’s custodian account. Without limiting the generality of the foregoing, State Street shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder. Income due the Portfolios on securities loaned pursuant to the provisions of Section 2.2 (10) shall be the responsibility of the applicable Portfolio. State Street will have no duty or responsibility in connection therewith, other than to provide the Portfolio with such information or data as may be necessary to assist the Portfolio in arranging for the timely delivery to State Street of the income to which the Portfolio is properly entitled.
     Section 2.6 Payment of Portfolio Monies. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, State Street shall pay out monies of the Portfolios in the following cases only:
1)	Upon the purchase of domestic securities, options, futures contracts or options on futures contracts for the account of the Portfolios but only (a) against the delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to State Street (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by State Street as its agent for this purpose) registered in the name of the applicable Portfolio or in the name of a nominee of State Street referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a U.S. Securities System, in accordance with the conditions set forth in Section 2.8 hereof; (c) in the case of repurchase agreements entered into between the Trust and State Street, or another bank, or a broker-dealer which is a member of FINRA, (i) against delivery of the securities either in certificate form or through an entry crediting State Street’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Trust of securities owned by State Street along with written evidence of the agreement by State Street to repurchase such securities from the Trust; or (d) for transfer to a time deposit account of the Trust in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Trust as defined herein;

2)	In connection with conversion, exchange or surrender of securities owned by the Portfolios as set forth in Section 2.2 hereof;

3)	For the redemption or repurchase of Shares issued as set forth in Section 6 hereof;

4)	For the payment of any expense or liability incurred by the Trust or the individual Portfolios, including but not limited to the following payments for the account of the Trust or Portfolios: interest, taxes, management, accounting, transfer agent and legal fees, and operating expenses of the Trust or Portfolios whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

5)	For the payment of any dividends on Shares declared pursuant to the governing documents of the Portfolios;

6)	For payment of the amount of dividends received in respect of securities sold short;

7)	Upon the purchase of domestic investments and prior to receipt of such investments, as set forth in written Proper Instructions (such payment in advance of delivery, along with delivery in advance of payment made in accordance with Section 2.2(14), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall also set forth (a) the amount of such payment and (b) the person(s) to whom such payment is made; and

8)	For any other purpose, but only upon receipt of Proper Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.
Except as specifically stated otherwise in this Agreement, in any and every case where the payment for purchase of domestic securities for the account of the Portfolios is made by State Street in advance of receipt of the securities purchased in the absence of specific Proper Instructions from the Portfolios to so pay in advance, State Street shall be absolutely liable to the Portfolios for such securities to the same extent as if the securities had been received by State Street.
     Section 2.7 Appointment of Agents. State Street may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act as a custodian, as its agent to carry out such of the provisions of this Section 2 as State Street may from time to time direct; provided, however, that the appointment of any agent shall not relieve State Street of its responsibilities or liabilities hereunder. The Underlying Transfer Agent shall not be deemed an agent or subcustodian of State Street for purposes of this Section 2.7 or any other provision of this Agreement.

     Section 2.8 Deposit of Portfolio Assets in U.S. Securities Systems. State Street may deposit and/or maintain securities owned by a Portfolio in a U.S. Securities System in compliance with the conditions of Rule 17f-4 of the 1940 Act, as amended from time to time.
     Section 2.9 Segregated Account. State Street shall upon receipt of Proper Instructions establish and maintain a segregated account or accounts for and on behalf of the Trust, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by State Street pursuant to Section 2.8 hereof, (i) in accordance with the provisions of any agreement among the Trust, State Street and a broker-dealer registered under the Exchange Act and a member of the FINRA (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the CFTC or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolios, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Portfolios or commodity futures contracts or options thereon purchased or sold by the Portfolios, (iii) for the purposes of compliance by the Trust with the procedures required by Investment Company Act Release No. 10666, or any subsequent release of the U.S. Securities and Exchange Commission (the “SEC”), or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered investment companies, and (iv) for any other purpose upon receipt of Proper Instructions.
     Section 2.10 Deposit of Trust Assets with the Underlying Transfer Agent. Underlying Shares shall be deposited and/or maintained in an account or accounts maintained with the Underlying Transfer Agent. The Underlying Transfer Agent shall be deemed to be acting as if it is a “securities depository” for purposes of Rule 17f-4 under the 1940 Act. The Trust hereby directs State Street to deposit and/or maintain such securities with the Underlying Transfer Agent, subject to the following provisions:
1)	State Street shall keep Underlying Shares owned by the Trust with the Underlying Transfer Agent provided that such securities are maintained in an account or accounts on the books and records of the Underlying Transfer Agent in the name of State Street as custodian for the Trust.

2)	The records of State Street with respect to Underlying Shares which are maintained with the Underlying Transfer Agent shall identify by book-entry those Underlying Shares belonging to the Trust;

3)	State Street shall pay for Underlying Shares purchased for the account of the Trust upon (a) receipt of advice from the Trust’s investment adviser that such Underlying Shares have been purchased and will be transferred to the account of State Street, on behalf of the Trust, on the books and records of the Underlying Transfer Agent and (b) the making of an entry on the records of State Street to reflect such payment and transfer for the account of the Trust. State Street shall receive confirmation from the Underlying Transfer Agent of the purchase of such securities and the transfer of such securities to State Street’s account with the Underlying Transfer Agent only after such payment is made. State Street shall transfer Underlying Shares redeemed for the account of the Trust (i) upon receipt of an advice from the Trust’s investment adviser that such securities have been redeemed and that payment for such securities will be transferred to State Street and (ii) the making of an entry on the records of State Street to reflect such transfer and payment for the account of the Trust. State Street will receive confirmation from the Underlying Transfer Agent of the redemption of such securities and payment therefor only after such securities are redeemed. Copies of all advices from the Trust’s investment adviser of purchases and sales of Underlying Shares for the account of the Trust shall identify the Trust, be maintained for the Trust by State Street, and be provided to the Trust’s investment adviser at its request; and

4)	State Street shall be not be liable to the Trust for any loss or damage to the Trust resulting from maintenance of Underlying Shares with Underlying Transfer Agent except for losses resulting directly from the negligence, misfeasance or misconduct of State Street or any of its agents or of any of its or their employees.
     Section 2.11 Ownership Certificates for Tax Purposes. State Street shall execute ownership and other certificates and affidavits for all federal, state and local tax purposes in connection with receipt and/or collection of income or other payments with respect to domestic securities of the Trust held by it and in connection with transfers of securities.
     Section 2.12 Proxies. Except with respect to Trust property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7), State Street shall, with respect to the domestic securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Trust or a nominee of the Trust, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Trust such proxies, all proxy soliciting materials and all notices relating to such securities.
     Section 2.13 Communications Relating to Trust Securities. Except with respect to Trust property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7), and subject to the provisions of Section 2.3, State Street shall transmit promptly to the Trust all written information (including, without limitation, pendency of calls and maturities of domestic securities and expirations of rights in connection therewith) received by State Street from issuers of the securities being held for the Trust. With respect to tender or exchange offers, State Street shall transmit promptly to the Trust all written information received by State Street from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. If the Trust desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Trust shall notify State Street at least three business days prior to the date on which State Street is to take such action.
Section 3 Special Sub-Custodians. Upon receipt of Special Instructions (as such term is defined in Section 7 hereof), State Street shall appoint one or more banks, trust companies or other entities designated in such Special Instructions to act as a sub-custodian for the purposes of effecting such transactions as may be designated by a Trust in Special Instructions. Each such designated sub-custodian is referred to herein as a “Special Sub-Custodian.” Each such duly appointed Special Sub-Custodian shall be listed on Schedule D hereto, as it may be amended from time to time by a Portfolio, with the acknowledgment of State Street. In connection with the appointment of any Special Sub-Custodian, and in accordance with Special Instructions, State Street shall enter into a sub-custodian agreement with the Trust and the Special Sub-Custodian in form and substance approved by such Trust, provided that such agreement shall in all events comply with the provisions of the 1940 Act and the rules and regulations thereunder and the terms and provisions of this Agreement.
Section 4 Provisions Relating to Rules 17f-5 and 17f-7
     Section 4.1. Definitions. As used throughout this Agreement, the capitalized terms set forth below shall have the following meanings:
“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), prevailing or developing custody and settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.
“Eligible Foreign Custodian” has the meaning set forth in section (a)(l) of Rule 17f-5 (as such term may be interpreted or modified by appropriate action of the U.S. Securities and Exchange Commission (the “SEC”)).
“Eligible Securities Depository” has the meaning set forth in section (b)(l) of Rule 17f-7 (as such term may be interpreted or modified by appropriate action of the SEC).
“Foreign Assets” means any of the Portfolios’ investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect the Portfolios’ transactions in such investments.
“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f-5 (as such term may be interpreted or modified by appropriate action of the SEC).
     Section 4.2 State Street as Foreign Custody Manager
     4.2.1 Delegation to State Street as Foreign Custody Manager. The Trust, by resolution adopted by its Board hereby delegates to State Street, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 4.2 with respect to Foreign Assets of the Trust held outside the United States, and State Street hereby accepts such delegation as Foreign Custody Manager with respect to the Portfolios.
     4.2.2 Countries Covered. The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule A to this Agreement, which list of countries may be amended from time to time by the Trust with the agreement of the Foreign Custody Manager. The Foreign Custody Manager shall list on Schedule A the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the assets of the Trust, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager. The Foreign Custody Manager will provide amended versions of Schedule A in accordance with Section 4.2.5 hereof.

Upon the receipt by the Foreign Custody Manager of Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by the Trust of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by the Board responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation. Execution of this Amendment by the Trust shall be deemed to be an Instruction to open an account, or to place or maintain Foreign Assets, of the Trust in each country listed on Schedule A in which State Street has previously placed or currently maintains Foreign Assets pursuant to the terms of the Contract. Following the receipt of Instructions directing the Foreign Custody Manager to close the account of the Trust with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board to State Street as Foreign Custody Manager for that country shall be deemed to have been withdrawn and State Street shall immediately cease to be the Foreign Custody Manager of the Trust or Portfolio, as applicable, with respect to that country.
The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon written notice to the Trust. Sixty days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Trust, State Street shall have no further responsibility in its capacity as Foreign Custody Manager to the Trust with respect to the country as to which State Street’s acceptance of delegation is withdrawn.
     4.2.3 Scope of Delegated Responsibilities:
(a)	Selection of Eligible Foreign Custodians. Subject to the provisions of this Section 4.2., the Foreign Custody Manager may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the Foreign Custody Manager in each country listed on Schedule A, as amended from time to time. In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Foreign Assets with an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after considering all factors relevant to the safekeeping of such assets, including without limitation, the factors specified in Rule 17f-5(c)(l), as amended from time to time.

(b)	Contracts With Eligible Foreign Custodians. The Foreign Custody Manager shall determine that each arrangement with an Eligible Foreign Custodian is governed by a written contract and that such contract will satisfy the requirements of Rule 17f-5(c)(2), as amended from time to time.

(c)	Monitoring. In each case in which the Foreign Custody Manager maintains Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager shall have established a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (ii) the performance of the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian under Rule 17f-5(c)(2). In the event the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate or no longer meet the requirements of Rule 17f-5, the Foreign Custody Manager shall notify the Board in accordance with Section 4.2.5 hereunder and State Street shall, upon Instruction, assist the Trust in withdrawing their assets from such Eligible Foreign Custodian as soon as reasonably practicable.
     4.2.4 Guidelines for the Exercise of Delegated Authority. For purposes of this Section 4.2, the Board, or at its delegation the Trust’s investment adviser, shall be deemed to have considered and determined to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country for which State Street is serving as Foreign Custody Manager of the Trust.
     4.2.5 Reporting Requirements. The Foreign Custody Manager shall report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of the calendar quarter in which an amendment to such Schedule has occurred. The Foreign Custody Manager shall make written quarterly reports notifying the Board of any other material change in the foreign custody arrangements of the Trust described in this Section 4.2 after the occurrence of the material change.
     4.2.6 Standard of Care as Foreign Custody Manager. In performing the responsibilities delegated to it hereunder, the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Trust’s Foreign Assets would exercise.
     4.2.7 Representations with Respect to Rule 17f-5. The Foreign Custody Manager represents to the Trust that it is a U.S. Bank as defined in section (a)(7) of Rule 17f-5 and is otherwise eligible to serve as a Foreign Custody Manager under Rule 17f-5. The Trust represents to State Street that the Board has determined that it is reasonable for the Board to rely on State Street to perform the responsibilities delegated pursuant to this Contract to State Street as the Foreign Custody Manager of the Trust.
     4.2.8 Effective Date and Termination of State Street as Foreign Custody Manager. The Board’s delegation to State Street as Foreign Custody Manager of the Trust shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination of State Street as Foreign Custody Manager will become effective sixty (60) days after receipt by the non-terminating party of such notice. The provisions of Section 4.2.2 hereof shall govern the delegation to and termination of State Street as Foreign Custody Manager of the Trust with respect to designated countries.
     4.2.9 Analysis and Monitoring Under Rule 17f-7. State Street shall (a) provide the Trust (or its duly-authorized investment manager or investment adviser) with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto, as amended from time to time, in accordance with section (a)(l)(i)(A) of Rule 17f-7, as amended from time to time, and (b) monitor such risks on a continuing basis, and promptly notify the Trust (or its duly-authorized investment manager or investment adviser) of any material change in such risks, in accordance with section (a)(1)(i)(B) of Rule 17f-7, as amended from time to time.

     4.2.10 Standard of Care Under Rule 17f-7. State Street agrees to exercise reasonable care, prudence and diligence in performing the requirements and duties set forth in Section 4.2.9.
     4.2.11 Eligible Securities Depositories. State Street has made the determination that each depository institution listed on Schedule B hereto is an “Eligible Securities Depository” as defined in section (b)(l) of Rule 17f-7. State Street shall promptly inform the Trust if it becomes aware that any of the factors set forth in section (b)(l) of Rule 17f-7 no long apply to a depository institution listed on Schedule B hereto, as such factors may be interpreted or modified by appropriate action of the SEC from time to time, i.e., such depository institution no longer: (i) acts as or operates a system for the central handling of securities or equivalent book-entries in the country where it is incorporated, or acts as a transnational system for the central handling of securities or equivalent book-entries, (ii) is regulated by a foreign financial regulatory authority as defined under Section 2(a)(50) of the Investment Company Act, (iii) holds assets for the custodian that participates in the system on behalf of the Trust under safekeeping conditions no less favorable than the conditions that apply to other participants, (iv) maintains records that identify the assets of each participant and segregates the system’s own assets from the assets of participants, (v) provides periodic reports to its participants with respect to its safekeeping of assets, including notices of transfer to or from any participant’s account, or (vi) is subject to periodic examination by regulatory authorities or independent accountants.
Section 5 Duties with Respect to Property Held Outside the United States
     Section 5.1 Definitions. Capitalized terms in this Section 5.1 shall have the following meanings:
     “Foreign Securities System” means an Eligible Securities Depository listed on Schedule B hereto.
     “Foreign Sub-Custodian” means a foreign banking institution serving as an Eligible Foreign Custodian hereunder.
     Section 5.2 Holding Securities. State Street shall identify on its books as belonging to Trust the foreign securities placed with and maintained by each Foreign Sub-Custodian or Foreign Securities System. State Street may hold foreign securities for all of its customers, including the Trust, with any Foreign Sub-Custodian in an account that is identified as belonging to State Street for the benefit of its customers, provided however, that (i) the records of State Street with respect to foreign securities of Trust which are maintained in such account shall identify those securities as belonging to the Trust and (ii), to the extent permitted by law in the market in which the account is maintained, State Street shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.
     Section 5.3 Foreign Securities Systems. Foreign securities shall be maintained in a Foreign Securities System in a designated country through arrangements implemented by State Street or a Foreign Sub-Custodian, as applicable, in such country. (Foreign Securities Systems and U.S. Securities Systems are collectively referred to herein as “Securities Systems”).

     Section 5.4 Transactions in Foreign Custody Account.
5.4.1 Delivery of Foreign Assets. State Street or a Foreign Sub-Custodian shall release and deliver foreign securities of the Portfolios held by State Street or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:
(i)	upon the sale of such foreign securities for the Portfolios in accordance with commercially reasonable market practice in the country where such foreign securities are held or traded, including, without limitation: (A) delivery against expectation of receiving later payment; or (B) in the case of a sale effected through a Foreign Securities System, in accordance with the rules governing the operation of the Foreign Securities System;

(ii)	in connection with any repurchase agreement related to foreign securities;

(iii)	to the depository agent in connection with tender or other similar offers for foreign securities of the Portfolios;

(iv)	to the issuer thereof or its agent when such foreign securities are called, redeemed, retired or otherwise become payable;

(v)	to the issuer thereof, or its agent, for transfer into the name of State Street (or the name of the respective Foreign Sub-Custodian or of any nominee of State Street or such Foreign Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

(vi)	to brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case the Foreign Sub-Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Foreign Sub-Custodian’s own negligence, bad faith or willful misconduct;

(vii)	for exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement;

(viii)	in the case of warrants, rights or similar foreign securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;

(ix)	for delivery as security in connection with any borrowing by the Trust requiring a pledge of assets by the Trust;

(x)	in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(xi)	in connection with the lending of foreign securities; and

(xii)	for any other purpose, but only upon receipt of Instructions specifying the foreign securities to be delivered and naming the person or persons to whom delivery of such securities shall be made.
5.4.2 Payment of Portfolio Monies. Upon receipt of Instructions, which may be continuing instructions when deemed appropriate by the parties, State Street shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of the Portfolios in the following cases only:
(i)	upon the purchase of foreign securities for the Portfolios, unless otherwise directed by Instructions, by (A) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such foreign securities; or (B) in the case of a purchase effected through a Foreign Securities System, in accordance with the rules governing the operation of such Foreign Securities System;

(ii)	in connection with the conversion, exchange or surrender of foreign securities of the Portfolios;

(iii)	for the payment of any expense or liability of the Trust or the individual Portfolios, including but not limited to the following payments: interest, taxes, investment advisory fees, transfer agency fees, fees hereunder, legal fees, accounting fees, and other operating expenses;

(iv)	for the purchase or sale of foreign exchange or foreign exchange contracts for the Portfolios, including transactions executed with or through State Street or its Foreign Sub-Custodians;

(v)	in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(vi)	for payment of part or all of the dividends received in respect of securities sold short; (vii) in connection with the borrowing or lending of foreign securities; and

(viii)	for any other purpose, but only upon receipt of Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.
5.4.3 Market Conditions. Notwithstanding any provision hereof to the contrary, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer.
State Street shall provide to the Board the information described on Schedule C hereto with respect to custody and settlement practices in countries in which State Street employs a Foreign Sub-Custodian or uses a Foreign Securities System at the time or times set forth on such Schedule. State Street may revise Schedule C from time to time, provided that no such revision shall result in the Board being provided with substantively less information than had been previously provided hereunder.
     Section 5.5 Registration of Foreign Securities. The Portfolios’ foreign securities maintained in the custody of a Foreign Sub-Custodian (other than bearer securities) shall be registered in the name of the Trust or in the name of State Street or in the name of any Foreign Sub-Custodian or in the name of any nominee of the foregoing (provided, however, that such registration indicates such foreign securities as having been held for the benefit of customers and not, in any event, for the benefit of State Street or a Foreign Sub-Custodian or any nominee thereof), and the Trust agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities. State Street or a Foreign Sub-Custodian shall not be obligated to accept securities on behalf of the Trust under the terms hereof unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.
     Section 5.6 Bank Accounts. State Street shall identify on its books as belonging to the Trust cash (including cash denominated in foreign currencies) deposited with State Street. Where State Street is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of State Street, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of the Trust with a Foreign Sub-Custodian. All accounts referred to in this Section shall be subject only to draft or order by State Street (or, if applicable, such Foreign Sub-Custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Trust. Cash maintained on the books of State Street (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.
     Section 5.7 Collection of Income. State Street shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled and shall credit such income, as collected, to the applicable Portfolio. In the event that extraordinary measures are required to collect such income, the Trust and State Street shall consult as to such measures and as to the compensation and expenses of State Street relating to such measures.
     Section 5.8 Shareholder Rights. With respect to the foreign securities held pursuant to this Agreement, State Street will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The Trust acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Trust to exercise shareholder rights.

     Section 5.9 Communications Relating to Foreign Securities. State Street shall transmit promptly to the Trust written information with respect to materials received by State Street via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Trust and the Portfolios (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith). With respect to tender or exchange offers, State Street shall transmit promptly to the Trust written information with respect to materials so received by State Street from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer. Absent State Street’s negligence, misfeasance or misconduct, State Street shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Portfolios at any time held by it unless (i) State Street or the respective Foreign Sub-Custodian is in actual possession of such foreign securities or property and (ii) State Street receives Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which State Street is to take action to exercise such right or power.
     Section 5.10 Liability of Foreign Sub-Custodians. Each agreement pursuant to which State Street employs a Foreign Sub-Custodian shall, to the extent possible, require the Foreign Sub-Custodian to exercise reasonable care in the performance of its duties, and to indemnify, and hold harmless, State Street, and the Trust from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Foreign Sub-Custodian’s performance of such obligations. At the Trust’s election, the Trust shall be entitled to be subrogated to the rights of State Street with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Trust has not been made whole for any such loss, damage, cost, expense, liability or claim.
     Section 5.11 Tax Law. State Street shall have no responsibility or liability for any obligations now or hereafter imposed on the Portfolios, the Trust or State Street as custodian of the the Portfolios by the tax law of the United States or of any state or political subdivision thereof unless and to the extent that such liability or obligation arises due to State Street’s negligence, misfeasance or misconduct. It shall be the responsibility of the Trust to notify State Street of the obligations imposed on the Portfolios, the Trust or State Street as custodian of the Portfolios by the tax law of countries other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of State Street with regard to such tax law shall be to use reasonable efforts to assist the Trust with respect to any claim for exemption or refund under the tax law of countries for which the Trust has provided such information.
     Section 5.12 Liability of State Street. Except as may arise from State Street’s own negligence, misfeasance or willful misconduct or the negligence, misfeasance or willful misconduct of a Foreign Sub-Custodian, State Street shall be without liability to the Portfolios or the Trust for any loss, liability, claim or expense to the extent that such loss, liability, claim or expense results directly from or is caused directly by Country Risk. State Street shall be liable for the acts or omissions of a Foreign Sub-Custodian to the same extent as set forth with respect to sub-custodians generally in the Contract and, regardless of whether assets are maintained in the custody of a Foreign Sub-Custodian or a Foreign Securities System, State Street shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the Sub-Custodian has otherwise acted with reasonable care.

Section 6 Payments for Sales or Repurchases or Redemptions of Shares. State Street shall receive from the distributor for the Shares or from the Transfer Agent and deposit into the respective Portfolio’s account such payments as are received for Shares thereof issued or sold from time to time by the Portfolios. State Street will provide timely notification to the Trust and the Transfer Agent of any receipt by it of payments for Shares of the Portfolios.
From such funds as may be available for the purpose, State Street shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, State Street is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders.
Section 7 Proper Instructions. “Proper Instructions” as used throughout this Agreement means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Trust shall cause all oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Trust and State Street agree to security procedures, including but not limited to, the security procedures selected by the Trust in the Funds Transfer Operating Guidelines Addendum attached hereto. For purposes of this Section, Proper Instructions shall include instructions received by State Street pursuant to any three-party agreement which requires a segregated asset account in accordance with Section 2.9.
“Special Instructions” as used throughout this Agreement, means Proper Instructions countersigned or confirmed in writing by the Treasurer or any Assistant Treasurer of the Trust or any other person designated in writing by the Treasurer of the Trust, which countersignature or confirmation shall be (a) included on the same instrument containing the Proper Instructions or on a separate instrument clearly relating thereto and (b) delivered by hand, by facsimile transmission, or in such other manner as the Trust and State Street agree in writing.
Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Trust shall deliver to State Street, duly certified by the Trust’s Treasurer or Assistant Treasurer, a certificate setting forth: (i) the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Trust’s Portfolios and (ii) the names, titles and signatures of those persons authorized to give Special Instructions. Such certificate may be accepted and relied upon by State Street as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by State Street of a similar certificate to the contrary.
Sections 8 Actions Permitted without Express Authority. State Street may in its discretion, without express authority from the Trust: 1) make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement, provided that all such payments shall be accounted for to the Trust; 2) surrender securities in temporary form for securities in definitive form; 3) endorse for collection, in the name of the Trust, checks, drafts and other negotiable instruments; and 4) in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Trust except as otherwise directed by the Board.
Section 9 Evidence of Authority. State Street shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the Trust. State Street may receive and accept a copy of a resolution of the Board, certified by the Secretary or an Assistant Secretary of the Trust (“Certified Resolution”), as conclusive evidence (a) of the authority of any person to act in accordance with such resolution or (b) of any determination or of any action by the Board as described in such resolution, and such resolution may be considered as in full force and effect until receipt by State Street of written notice to the contrary.
Section 10 Duties with Respect to Accounts and Records and Calculation of Net Asset Value
     Section 10.1 Accounts and Records. State Street will prepare and maintain, with the direction and as interpreted by the Trust’s accountants and/or other advisors, in complete, accurate and current form all accounts and records: (1) required to be maintained by the Trust with respect to portfolio transactions under Section 31 (a) of the 1940 Act and the rules and regulations from time to time adopted thereunder; (2) required to be maintained as a basis for calculation of each Portfolio’s net asset value; and (3) as otherwise agreed upon by the parties. The Trust will advise State Street in writing of all applicable record retention requirements, other than those set forth in the 1940 Act or the regulations thereunder. State Street will preserve such accounts and records in the manner and for the periods prescribed in the 1940 Act or the regulations thereunder or for such longer period as is agreed upon by the parties. The Trust will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete such accounts and records, including corporate actions, when such information is not readily available from generally accepted securities industry services or publications.
     Section 10.2 Delivery of Accounts and Records. The Trust will turn over or cause to be turned over to State Street all accounts and records needed by State Street to fully and properly perform its duties and responsibilities hereunder. State Street may rely conclusively on the completeness and correctness of such accounts and records.
     Section 10.3 Accounts and Records Property of The Trust. State Street acknowledges that all of the accounts and records maintained by State Street pursuant hereto are the property of the Trust and at all times during State Street’s regular business hours, shall be open for inspection and reproduction by duly authorized officers, employees and agents of the Trust and employees and agents of the SEC. State Street will assist the Trust’s independent auditors, or upon approval of Trust or upon demand, any regulatory body, in any requested review of the Trust’s accounts and records but the Trust will reimburse State Street for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Trust of the necessary information or instructions, State Street will supply information from the books and records it maintains for the Trust that the Trust needs for tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Trust and State Street agree upon from time to time.

     Section 10.4 Adoption of Procedures. State Street and the Trust may from time to time adopt such procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by the Trust, conflicts with or violates any requirements of the prospectus or registration statement, articles of incorporation and bylaws or trust instrument, any applicable law, rule or regulation, or any order, decree or agreement by which the Trust may be bound. The Trust will be responsible for notifying State Street of any changes in statutes, regulations, rules, requirements or policies which may impact State Street’s performance of its responsibilities hereunder or its related operational policies and procedures as they relate to the Trust in a manner different from or in addition to requirements applicable to investment companies registered under the 1940 Act in general.
     Section 10.5 Valuation of Assets. The Trust will give Instructions to State Street specifying the outside pricing sources to be utilized as sources of asset prices (“Pricing Sources”). State Street will calculate each Portfolio’s net asset value, in accordance with the Portfolio’s then current prospectus. State Street will price the assets, including foreign currency holdings, of the Portfolios for which market quotations are available from the Pricing Sources; all other assets will be priced in accordance with the Trust’s Instructions.
     Section 10.6 Responsibility of State Street as Recordkeeper. So long as and to the extent that it is in the exercise of reasonable care and good faith, State Street shall not be responsible or liable for, and Trust will indemnify and hold State Street harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities which may be asserted against or incurred by State Street or for which State Street maybe held to be liable, arising out of or attributable to any error, omission, inaccuracy or other deficiency in the Trust’s accounts and records or other information provided by or on behalf of the Trust to State Street, including the accuracy of the prices quoted by the Pricing Sources or for the information supplied by the Trust to price the assets, or the failure of the Trust to provide, or provide in a timely manner, any accounts, records, or information needed by State Street to perform hereunder.
     Section 10.7 Investment with Underlying Transfer Agent. The Trust acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of shares of a Portfolio held by it on behalf of the Portfolio and that State Street has the right to rely on holdings information furnished by the Underlying Transfer Agent to State Street in performing its duties under this Agreement, including without limitation, the duties set forth in this Section 10; provided, however, that State Street shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by State Street and to report promptly any discrepancies to the Underlying Transfer Agent and the Trust.
Section 11 Opinion of Trust’s Independent Accountant. State Street shall take all reasonable action, as the Trust may from time to time request, to obtain from year to year favorable opinions from the Trust’s independent accountants with respect to its activities hereunder in connection with the preparation of the Trust’s Form N-1A, and Form N-SAR or other periodic reports to the SEC and with respect to any other requirements thereof.
Section 12 Reports to Trust by Independent Public Accountants. State Street shall provide the Trust, at such times as the Trust may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a Securities System, relating to the services provided by State Street under this Agreement; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Trust to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.
Section 13 Compensation of State Street. State Street shall be entitled to reasonable compensation for its services and expenses as custodian and recordkeeper, as agreed upon from time to time between the Trust and State Street.
Section 14 Responsibility of State Street. So long as and to the extent that it is in the exercise of reasonable care and good faith, State Street shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties, including any futures commission merchant acting pursuant to the terms of a three-party futures or options agreement. State Street shall be held to the exercise of reasonable care and good faith in carrying out the provisions of this Agreement, but shall be kept indemnified by and shall be without liability to the Trust for any action taken or omitted by it in good faith without negligence, including, without limitation, acting in accordance with any Proper Instruction or Special Instruction. It shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted in good faith pursuant to such advice.
Except as may arise from State Street’s own negligence, willful misconduct or bad faith or the negligence or willful misconduct of a sub-custodian or agent, State Street shall be without liability to the Trust for any loss, liability, claim or expense resulting from or caused by; (i) events or circumstances beyond the reasonable control of State Street or any sub-custodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, or other similar events or acts; (ii) errors by the Trust or its duly-authorized investment manager or investment adviser in their instructions to State Street provided such instructions, and State Street’s reliance upon them, have been in accordance with this Agreement; (iii) the insolvency of or acts or omissions by a Securities System; (iv) any act or omission of a Special Sub-Custodian including, without limitation, reliance on reports prepared by a Special Sub-Custodian; (v) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to State Street’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (vi) any delay or failure of any company, corporation, or other body (other than an affiliate of State Street) in charge of registering or transferring securities in the name of State Street, the Trust, State Street’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (vii) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (viii) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.
If the Trust requires State Street to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of State Street, result in State Street or its nominee assigned to the Trust being liable for the payment of money or incurring liability of some other form, the Trust, as a prerequisite to requiring State Street to take such action, shall provide indemnity to State Street in an amount and form satisfactory to it.
If the Trust requires State Street, its affiliates, subsidiaries or agents, to advance cash or securities for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement) or in the event that State Street or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Trust shall be security therefor and should the Trust fail to repay State Street promptly, State Street shall be entitled to utilize available cash and to dispose of the Trust’s assets to the extent necessary to obtain reimbursement.
Except as may arise from State Street’s own negligence, willful misconduct or bad faith, the Trust shall indemnify and hold State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities which may be asserted against State Street (a) acting in accordance with any Proper Instruction or Special Instruction including, without limitation, any Proper Instruction with respect to Free Trades including, but not limited to, cost, expense, loss, damage, liability, tax, charge, assessment or claim resulting from (i) the failure of the Trust to receive income with respect to purchased investments, (ii) the failure of the Trust to recover amounts invested on maturity of purchased investments, (iii) the failure of State Street to respond to or be aware of notices or other corporate communications with respect to purchased investments, or (iv) State Street’s reliance upon information provided by the Trust, the Trust’s counterparty(ies) or the agents of either of them with respect to Trust property released, delivered or purchased pursuant to either of Section 2.2(14) or Section 2.6(7) hereof; (b) for the acts or omissions of any Special Sub-Custodian; or (c) for the acts or omissions of any Local Agent or Pledgee.
In no event shall either party be liable for indirect, special or consequential damages.
Section 15 Term and Termination. This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing; provided, however, that neither party shall amend or terminate this Agreement in contravention of any applicable federal or state regulations, or any provision of the Trust’s Declaration of Trust and further provided, that the Trust may at any time by action of its Board (i) substitute another bank or trust company for State Street by giving notice as described above to State Street, or (ii) immediately terminate this Agreement in the event of the appointment of a conservator or receiver for State Street by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Upon termination of the Agreement:

1)	the Trust shall (a) pay to State Street such compensation as may be due as of the date of such termination and shall likewise reimburse State Street for its costs, expenses and disbursements, (b) designate a successor recordkeeper (which maybe the Trust) by Proper Instruction; and (c) designate a successor custodian by Proper Instruction.

2)	upon payment of all sums due to it from the Trust, State Street shall (a) deliver all accounts and records to the successor recordkeeper (or, if none, to the Trust) at the office of State Street, and (b) deliver to the successor custodian (or, if none, to the Trust) at the office of State Street, duly endorsed and in the form for transfer, all securities of the Trust then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of the Trust held in a Securities System or at the Underlying Transfer Agent.
In the event that no Proper Instructions designating a successor custodian or alternative arrangements shall have been delivered to State Street on or before the date when such termination shall become effective, then State Street shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts, or New York, New York, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by State Street hereunder and all instruments held by State Street relative thereto and all other property held by it under this Agreement on behalf of the Trust, and to transfer to an account of such successor custodian all of the Trust’s securities held in any Securities System or at the Underlying Transfer Agent. Thereafter, such bank or trust company shall be the successor of State Street under this Agreement.
In the event that securities, funds and other properties remain in the possession of State Street after the date of termination hereof owing to failure of the Trust to provide Proper Instructions as aforesaid, State Street shall be entitled to fair compensation for its services during such period as State Street retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of State Street shall remain in full force and effect.
Section 16 General.
     Section 16.1 Interpretive and Additional Provisions. In connection with the operation of this Agreement, State Street and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Trust’s Declaration of Trust. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.
     Section 16.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

     Section 16.3 Notices. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.
To the Trust:
Allianz Funds Multi-Strategy Trust
c/o Allianz Global Investors Fund Management LLC
1345 Avenue of the Americas
New York, NY 10105
Attention: Brian Shlissel
Telephone: 212-739-3369
Telecopy: 212-739-3951
To State Street:
State Street Bank and Trust Company
801 Pennsylvania
Kansas City, MO 64105
Attention: Vice President, Custody
Telephone: 816-871-4100
Telecopy: 816-871-9648
Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.
     Section 16.4 Reproduction of Documents. This Agreement and all schedules, addenda, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     Section 16.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.
     Section 16.6 Severability. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

     Section 16.7 Remote Access Services Addendum. State Street and the Trust agree to be bound by the terms of the Remote Access Services Addendum attached hereto.
     Section 16.8 Shareholder Communications Election. SEC Rule 14b-2 requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, State Street needs the Trust to indicate whether it authorizes State Street to provide the Trust’s name, address, and share position to requesting companies whose securities the Trust owns. If the Trust tells State Street “no”, State Street will not provide this information to requesting companies. If the Trust tells State Street “yes” or does not check either “yes” or “no” below, State Street is required by the rule to treat the Trust as consenting to disclosure of this information for all securities owned by the Trust or any funds or accounts established by the Trust. For the Trust’s protection, the Rule prohibits the requesting company from using the Trust’s name and address for any purpose other than corporate communications. Please indicate below whether the Trust consents or objects by checking one of the alternatives below.
YES ☐ State Street is authorized to release the Trust’s name, address, and share positions.
NO ☑  State Street is not authorized to release the Trust’s name, address, and share positions.
     Section 16.9 Additional Portfolios. In the event that the Trust establishes one or more portfolios in addition to the portfolios listed on Schedule A with respect to which it desires to have State Street render services under the terms hereof, it shall so notify State Street in writing, and if State Street agrees in writing to provide such services, such portfolios become a Portfolio hereunder.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of March 28, 2008.

Allianz Funds Multi-Strategy Trust		Trust signature attested to By:

By:	/s/ Brian Shlissel	By:	/s/ Lawrence G. Altadonna

Name:	Brian Shlissel	Name:	Lawrence G. Altadonna
Title:	Treasurer	Title:	Assistant Treasurer

State Street Bank and Trust Company		Signature attested to By:

By:	/s/ Ken A. Bergerun	By:	/s/ Robert G. Triano

Name:	Ken A. Bergerun	Name:	Robert G. Triano
Title:	Senior Vice President	Title:	Vice President

Remote Access services Addendum To
Custodian And Investment Accounting Agreement
     Addendum to that certain Custodian and Investment Accounting Agreement dated as of March 28, 2008 (the “Custodian Agreement”) between Allianz Multi-Strategy Fund (the “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).
     State Street has developed proprietary accounting and other systems, and has acquired licenses for other such systems, which it utilizes in conjunction with the services we provide to you (the “Systems”). In this regard, we maintain certain information in databases under our control and ownership that we make available on a remote basis to our customers (the “Remote Access Services”).
     The Services. This addendum shall govern use of all Systems that State Street may from time to time agree to provide you, the Customer, and your designated investment advisers, consultants or other third parties authorized by State Street who agree to abide by the terms of this Addendum (“Authorized Designees”) in order to provide Remote Access Services for the purpose of obtaining and analyzing reports and information.
     Security Procedures. The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the System and access to the Remote Access Services. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street.
     Fees. Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the custody fee schedule in effect from time to time between the parties (the “Fee Schedule”). The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.
     Proprietary Information/Injunctive Relief. The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, know- how, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary rights of State Street related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors (the “Proprietary Information”). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.
The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.
The Customer agrees that neither it nor its Authorized Designees will modify the System in any way; enhance or otherwise create derivative works based upon the System; or reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.
The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.
     Limited Warranties. State Street represents and warrants that it is the owner of and has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology and the necessity of relying upon third party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS”, and the Customer and its Authorized Designees shall be solely responsible for the investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.
State Street will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available state of the art technology to offer products that are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and December 31,2099, and if any changes are required, State Street will make the changes to its products at no cost to you and in a commercially reasonable time frame and will require third-party suppliers to do likewise. The Customer will do likewise for its systems.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS, EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     Infringement. State Street will defend or, at our option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to the System or use of the Remote Access Services by the Customer under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding and cooperates with State Street in the defense of such claim or proceeding. Should the System or the Remote Access Services or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under the patent or copyright or trade secret laws of the United States, State Street shall have the right, at State Street’s sole option, to (i) procure for the Customer the right to continue using the System or the Remote Access Services, (ii) replace or modify the System or the Remote Access Services so that the System or the Remote Access Services becomes noninfringing, or (iii) terminate this Addendum without further obligation.
     Termination. Either party to the Custodian Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days’ notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of the Custodian Agreement. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.
     Miscellaneous. This Addendum and the exhibit hereto constitute the entire understanding of the parties to the Custodian Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.
By its execution of the Custodian Agreement, the Customer accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum.

Funds Transfer Operating Guidelines
1. OBLIGATION OF THE SENDER: State Street Bank and Trust Company and affiliates (“SSB”) is authorized to promptly debit Client’s account(s) upon the receipt of a payment order in compliance with any of the Security Procedures chosen by the Client, from those offered on the attached selection form (and any updated selection forms hereafter executed by the Client), for funds transfers and in the amount of money that SSB has been instructed to transfer. SSB is hereby instructed to accept funds transfer instructions only via the delivery methods and Security Procedures indicated on the attached selection form (and any updated selection forms hereafter executed by the Client). The Client agrees that the Security Procedures are reasonable and adequate for its wire transfer transactions and agrees to be bound by any payment orders, amendments and cancellations, whether or not authorized, issued in its name and accepted by SSB after being confirmed by any of the selected Security Procedures. The Client also agrees to be bound by any other valid and authorized payment order accepted by SSB. SSB shall execute payment orders in compliance with the selected Security Procedures and with the Client’s/Investment Manager’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. SSB will use reasonable efforts to execute on the execution date payment orders received after the customary deadline, but if it is unable to execute any such payment order on the execution date, such payment order will be deemed to have been received on the next business day.
2. SECURITY PROCEDURES: The Client acknowledges that the selected Security Procedures were selected by the Client from Security Procedures offered by SSB. The Client shall restrict access to confidential information relating to the Security Procedures to authorized persons as communicated in writing to SSB. The Client must notify SSB immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Client’s authorized personnel. SSB shall verify the authenticity of all instructions according to the selected Security Procedures.
3. ACCOUNT NUMBERS: SSB shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern. Financial institutions that receive payment orders initiated by SSB at the instruction of the Client may also process payment orders on the basis of account numbers, regardless of any name included in the payment order. SSB will also rely on any financial institution identification numbers included in any payment order, regardless of any financial institution name included in the payment order.
4. REJECTION: SSB reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of SSB’s receipt of such payment order; (b) if initiating such payment order would cause SSB, in SSB’s sole judgment, to exceed any applicable volume, aggregate dollar, network, time, credit or similar limits upon wire transfers; or (c) if SSB, in good faith, is unable to satisfy itself that the transaction has been properly authorized.
5. CANCELLATION OR AMENDMENT: SSB shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the selected Security Procedures provided that such requests are received in sufficient time to afford SSB a reasonable opportunity to act prior to executing the payment order. However, SSB assumes no liability if the request for amendment or cancellation cannot be satisfied by SSB’s reasonable efforts.
6. ERRORS: SSB shall assume no responsibility for failure to detect any erroneous payment order provided that SSB complies with the payment order instructions as received and SSB complies with the selected Security Procedures. The Security

Procedures are established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.
7. INTEREST AND LIABILITY LIMITS: SSB shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless SSB is notified of the unauthorized payment order within thirty (30) days of notification by SSB of the acceptance of such payment order. In no event (including but not limited to failure to execute a payment order) shall SSB be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.
8. AUTOMATED CLEARING HOUSE (“ACH”) CREDIT ENTRIES/PROVISIONAL PAYMENTS: When the Client initiates or receives ACH credit and debit entries pursuant to these Guidelines and the rules of the National Automated Clearing House Association and the Mid-America Payment Exchange or other similar body, SSB or its agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given with respect to an ACH credit entry are provisional until final settlement for such entry is received from the Federal Reserve Bank. If such final settlement is not received, the Client agrees to promptly refund the amount credited to the Client in connection with such entry, and the party making payment to the Client via such entry shall not be deemed to have paid the amount of the entry.
9. CONFIRMATIONS: Confirmation of SSB’s execution of payment orders shall ordinarily be provided within 24 hours. Notice may be delivered through SSB’ account statements, advices, information systems, or by facsimile or callback. The Client must report any objections to the execution of a payment order within 30 days.
10. MISCELLANEOUS: SSB may use the Federal Reserve System Fedwire to execute payment orders, and any payment order carried in whole or in part through Fedwire will be subject to applicable Federal Reserve Board rules and regulations. SSB and the Client agree to cooperate to attempt to recover any funds erroneously paid to wrong parties, regardless of any fault of SSB or the Client, but the party responsible for the erroneous payment shall bear all costs and expenses incurred in trying to effect such recovery. These Guidelines may not be amended except by a written agreement signed by the parties.
11. LIABILITY ON FOREIGN ACCOUNTS: State Street shall not be required to repay any deposit made at a non-U.S. branch of State Street, or any deposit made with State Street and denominated in a non-U.S. dollar currency, if repayment of such deposit or the use of assets denominated in the non-U.S. dollar currency is prevented, prohibited or otherwise blocked due to: (a) an act of war, insurrection or civil strife; (b) any action by a non-U.S. government or instrumentality or authority asserting governmental, military or police power of any kind, whether such authority be recognized as a defacto or a dejure government, or by any entity, political or revolutionary movement or otherwise that usurps, supervenes or otherwise materially impairs the normal operation of civil authority; or (c) the closure of a non-U.S. branch of State Street in order to prevent, in the reasonable judgment of State Street, harm to the employees or property of State Street. The obligation to repay any such deposit shall not be transferred to and may not be enforced against any other branch of State Street.
The foregoing provisions constitute the disclosure required by Massachusetts General Laws, Chapter 167D, Section 36.
While State Street is not obligated to repay any deposit made at a non-U.S. branch or any deposit denominated in a non-U.S. currency during the period in which its repayment has been prevented, prohibited or otherwise blocked, State Street will repay such deposit when and if all circumstances preventing, prohibiting or otherwise blocking repayment cease to exist

Security Procedures Selection Form: Please select at least two of the funds transfer security procedures indicated below.
☑ Swift
SWIFT (Society for Worldwide Interbank Financial Telecommunication) is a cooperative society owned and operated by member financial institutions that provides telecommunication services for its membership. Participation is limited to securities brokers and dealers, clearing and depository institutions, recognized exchanges for securities, and investment management institutions. SWIFT provides a number of security features through encryption and authentication to protect against unauthorized access, loss or wrong delivery of messages, transmission errors, loss of confidentiality and fraudulent changes to messages. Selection of this security procedure would be most appropriate for existing SWIFT members.
☑ REMOTE BATCH TRANSMISSION
Wire transfer instructions are delivered via Computer-to-Computer (CPU-CPU) data communications between the Client and/or its agent and SSB and/or its agent. Security procedures include encryption and/or the use of a test key by those individuals authorized as Automated Batch Verifiers or a callback procedure to those individuals. Clients selecting this option should have an existing facility for completing CPU-CPU transmissions. This delivery mechanism is typically used for high-volume business such as shareholder redemptions and dividend payments.
☐ AUTOMATED CLEARING HOUSE (ACH)
SSB or its agent receives an automated transmission from a Client for the initiation of payment (credit) or collection (debit) transactions through the ACH network. The transactions contained on each transmission or tape must be authenticated by the Client. The transmission is sent from the Client’s or its agent’s system to SSB’s or its agent’s system with encryption.
☑ REPETITIVE WIRES
For situations where funds are transferred periodically from an existing authorized account to the same payee (destination bank and account number) and only the date and currency amount are variable, a repetitive wire may be implemented. Repetitive wires will be subject to a $10 million limit. If the payment order exceeds the $10 million limit, the instruction will be confirmed by Telephone Confirmation (Call Back) or Test Key prior to execution. Repetitive wire instructions must be reconfirmed annually. Clients may establish Repetitive Wires by following the agreed upon security procedures as described by Telephone Confirmation (Call Back) or Test Key. This alternative is recommended whenever funds are frequently transferred between the same two accounts. If this option is selected, choose either Telephone Confirmation or Test Key to be used as a secondary procedure when over $10 million.
☑ STANDING INSTRUCTIONS
Funds are transferred by SSB to a counter party on the Client’s established list of authorized counter parties. Only the date and the dollar amount are variable. Clients may establish Standby Instructions by following the agreed upon security procedures as described by Telephone Confirmation (Call Back) or Test Key. Additional paperwork will be required from insurance Clients using 1031 drawdowns. This option is used for transactions that include but are not limited to Foreign Exchange Contracts, Time Deposits and Tri-Party Repurchase Agreements. If this option is selected, choose either Telephone Confirmation or Test Key to be used as a secondary procedure when over $10 million.
☑ TELEPHONE CONFIRMATION (CALL BACK)
This procedure requires Clients to designate individuals as authorized initiators and authorized verifiers. SSB will verify that the instruction contains the signature of an authorized person and prior to execution of the payment order, will contact someone other than the originator at the Client’s location to authenticate the instruction. Selection of this alternative is appropriate for Clients who do not have the capability to use other security procedures. Please complete the Telephone Confirmation Instructions attached as a Schedule hereto.
☐ TEST KEY
Test Key confirmation will be used to verify all non-repetitive funds transfer instructions received via facsimile or phone. SSB will provide test keys if this option is chosen. SSB will verify that the instruction contains the signature of an authorized person and prior to execution of the payment order, will authenticate the test key provided with the corresponding test key at SSB. Selection of this alternative is appropriate for Clients who do not have the capability to use other security procedures.
The individual signing below must be authorized to sign contract on behalf of the client. The execution of payment orders under the selected Security Procedures is governed by the Funds Transfer Operating Guidelines, which are incorporated by reference.
Allianz Funds Multi-Strategey Trust

By:	/s/ Brian Shlissel Authorized Signature

Brian Shlissel, Treasurer Type or Print Name and Title

Date: 3/27/08

Schedule To Funds Transfer Operating Guidelines
and Security Procedures Selection Form

CLIENT/INVESTMENT MANAGER	Allianz Multi-Strategy Funds Company Name
KEY CONTACT INFORMATION
Whom shall we contact to implement your selection(s)?

CLIENT OPERATIONS CONTACT:		ALTERNATE CONTACT:

Name:	Brian S. Shlissel	Name:	Larry Altadonna
Address:	1345 Avenue of the Americas	Address	1345 Avenue of the Americas
City/State/Zip Code:	New York, NY 10105	City/State/Zip Code	New York, NY 10105
Telephone Number:	212-739-3369	Telephone Number	212-739-3369
Facsimile Number:	212-739-3951	Facsimile Number	212-739-3951

SWIFT Number
TELEPHONE CONFIRMATION INSTRUCTIONS
Authorized Initiators (Please Type or Print) — Please provide a listing of your staff members who are currently authorized to INITIATE wire transfer instructions:

NAME	TITLE	SPECIMEN SIGNATURE

Brian S. Shlissel	Executive Vice President	/s/ Brian S. Shlissel

Larry Altadonna	Senior Vice President	/s/ Larry Altadonna

Scott Whisten	Vice President	/s/ Scott Whisten

Daisy Ramraj-Singh	Assistant Vice President	/s/ Daisy Ramraj-Singh

Manny Madero	Assistant Vice President	/s/ Manny Madero

Lydia Lawrence	Assistant Vice President	/s/ Lydia Lawrence

Orhan Dzemaili	Assistant Vice President	/s/ Orhan Dzemaili

Rod Greene	Associate	/s/ Rod Greene
Authorized Verifiers (Please Type or Print) — Please provide a listing of your staff members who will be CALLED BACK to verify the initiation of repetitive wires of $10 million or more and all non-repetitive wire instructions:

NAME	CALLBACK PHONE NUMBER	DOLLAR LIMITATION (IF ANY)
Brian S. Shlissel	212-739-3369	> $10 million
Larry Altadonna	212-739-3371	> $10 million
Scott Whisten	212-739-3367	up to $10 million
Daisy Ramraj-Singh	212-739-3359	up to $5 million
Manny Madero	212-739-3375	up to $5 million
Lydia Lawrence	212-739-3365	up to $5 million
Orhan Dzemaili	212-739-3357	up to $5 million
Rod Greene	212-739-3374	up to $5 million

/s/ [ILLEGIBLE] APPROVAL (FOR STATE STREET USE ONLY)	3/28/08 DATE

SCHEDULE A
Allianz RCM Global Water Fund
Allianz RCM Global EcoTrendsSM Fund*

*	The Allianz RCM Global EcoTrendsSM Fund is expected to commence operations on or about June 13, 2008.